Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated December 30, 2011

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page S-8 of product supplement VCN-COMM-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)	$0.20	$
Proceeds, before expenses, to Bank of America Corporation	$9.80	$

(1)

The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.80 per unit and $0.00 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, settlement date, coupon payment dates, coupon determination dates, or maturity date will occur is subject to change.

Merrill Lynch & Co.
January , 2012

Units Pricing Date* January , 2012

Variable Coupon Notes Settlement Date* February , 2012

Linked to a Basket of 12 Commodities, Maturity Date* February , 2015

due February , 2015 CUSIP No.

$10 principal amount per unit

Term Sheet No.

Variable Coupon Notes

The notes have a maturity of approximately three years

The notes provide annual coupon payments based on the average performance of an equally-weighted basket of 12 commodities (the “Basket Components”), subject to a maximum Coupon Rate of 6.00% to 10.00% per annum and a Minimum Coupon Rate of 1.00% per annum

Payment of principal amount and the final coupon at maturity

Payment of interest and repayment of principal at maturity are subject to the credit risk of Bank of America Corporation

No listing on any securities exchange

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

Summary

The Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and all payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes provide investors with annual interest payments based upon the performance of an equally-weighted basket (the “Basket”) of 12 commodities subject to a maximum Coupon Rate of 6.00% to 10.00% per annum. The Basket consists of the following commodities:

Basket Components	Bloomberg Ticker	Weight	Initial Component Value
The Gold Spot Price, as defined on page TS-10	GOLDLNPM <Index>	8.3333%
The Palladium Spot Price, as defined on page TS-11	PLDMLNPM <Index>	8.3333%
The Platinum Spot Price, as defined on page TS-12	PLTMLNPM <Index>	8.3333%
The Copper Spot Price, as defined on page TS-13	LOCADY <Cmdty>	8.3333%
The Crude Oil Futures Contract, as defined on page TS-14	CL1 <Cmdty>	8.3333%
The RBOB Gasoline Futures Contract, as defined on page TS-15	XB1 <Cmdty>	8.3333%
The Heating Oil Futures Contract, as defined on page TS-16	HO1 <Cmdty>	8.3333%
The Natural Gas Futures Contract, as defined on page TS-17	NG1 <Cmdty>	8.3333%
The Soybeans Futures Contract, as defined on page TS-18	S 1 <Cmdty>	8.3333%
The Sugar Futures Contract, as defined on page TS-19	SB1 <Cmdty>	8.3333%
The Wheat Futures Contract, as defined on page TS-20	W 1 <Cmdty>	8.3333%
The Corn Futures Contract, as defined on page TS-21	C 1 <Cmdty>	8.3333%

The notes are not traditional debt securities, and investors may not earn interest on their investment above the minimum coupon of 1.00% per annum.

Together, the Gold Spot Price, the Palladium Spot Price, and the Platinum Spot Price are the “Precious Metal Components.” Together, the Copper Spot Price and the Precious Metal Components are the “Metal Components.” Together, the Crude Oil Futures Contract, the RBOB Gasoline Futures Contract, the Heating Oil Futures Contract, and the Natural Gas Futures Contract are the “Energy Components.” Together, the Soybeans Futures Contract, the Sugar Futures Contract, the Wheat Futures Contract, and the Corn Futures Contract are the “Agriculture Components.” Together, the Energy Components and the Agriculture Components are the “Futures Contracts.”

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement VCN-COMM-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Variable Coupon Notes	TS-2

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately three years
Component Value:

For each Basket Component, the “Component Value” on any trading day (as defined under “Other Terms of the Notes” on page TS-8) will be determined as described under “The Basket Components” beginning on page TS-10.

Initial Component Value:

For each Basket Component, the Initial Component Value will be its Component Value on the pricing date. If a Market Disruption Event as to any Basket Component occurs on the pricing date, the Initial Component Value for that Basket Component will be determined as described beginning on page S-22 of product supplement VCN-COMM-1.

Annual Component Value:	For each Basket Component, the Annual Component Value will be its Component Value on the applicable Coupon Determination Date.
Coupon Determination Dates:

Annually, on or about each of the five anniversary dates of the pricing date, subject to postponement as described on page S-23 of product supplement VCN-COMM-1 if a scheduled Coupon Determination Date is not a trading day or if a Market Disruption Event as to one or more Basket Components occurs on a scheduled Coupon Determination Date.

Coupon Payment Dates:	Annually, on February , if that day is not a business day, the next following business day. The final Coupon Payment Date will be the Maturity Date.
Coupon Payments:	On each Coupon Payment Date, the Coupon Payment will equal the product of the principal amount and the Coupon Rate determined on the applicable Coupon Determination Date.
Minimum Coupon Rate:	1.00% per annum.
Auto-Cap:	6.00% to 10.00%. The actual Auto-Cap will be determined on the pricing date.
Return Floor:	Not applicable
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-9.

Determining the Coupon Payment for the Notes

On each Coupon Determination Date, the Performance Level for each Basket Component will be determined as follows:

Variable Coupon Notes	TS-3

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

Hypothetical Coupon Rate Calculations

Examples

Set forth below are examples of the calculations of the hypothetical Coupon Rates (rounded to the nearest hundredth and expressed as percentages) determined on each of the Coupon Determination Dates, based upon the Minimum Coupon Rate of 1.00% per annum and a hypothetical Auto-Cap of 8.00% (the midpoint of the Auto-Cap range of 6.00% to 10.00%). The examples illustrate, for the hypothetical Initial Component Values set forth in the tables below (the Component Values of the Basket Components on December 19, 2011), and a range of hypothetical Annual Component Values on each Coupon Determination Date:

▪	the hypothetical Component Return and Performance Level of each Basket Component;

▪	the hypothetical Average Performance Level; and

▪	the hypothetical Coupon Rate payable on the applicable Coupon Payment Date.

In the first example, on the applicable Coupon Determination Date, the Component Returns of one Basket Component is greater than zero and the Component Returns of eleven Basket Components are less than zero. The Performance Level of the Basket Component with a Component Return that is greater than zero will equal the Auto-Cap and the Performance Level of each of the Basket Components with a Component Return that is less than zero will equal its Component Return. The Average Performance Level is -10.12%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than the Minimum Coupon Rate, the Coupon Rate for the applicable Coupon Payment Date is 1.00%.

In the second example, on the applicable Coupon Determination Date, the Component Returns of six Basket Components are greater than zero and the Component Returns of the other six Basket Components are less than zero. The Performance Level of each of the Basket Components with a Component Return that is greater than zero will equal the Auto-Cap and the Performance Level of each of the Basket Components with a Component Return that is less than zero will equal its Component Return. The Average Performance Level is 2.88%. Therefore, even though the average Component Return is 11.37%, which is greater than the Average Performance Level, the Coupon Rate for the applicable Coupon Payment Date is 2.88%.

In the third example, on the applicable Coupon Determination Date, the Component Return of each Basket Component is greater than the Auto-Cap. The Performance Level of each Basket Component will equal the Auto-Cap, resulting in an Average Performance Level of 8.00%. Therefore, even though the average Component Return is 21.59%, which is greater than the Average Performance Level, the Coupon Rate for the applicable Coupon Payment Date is 8.00%.

In the fourth example, on the applicable Coupon Determination Date, the Component Returns of ten Basket Components is greater than zero and the Component Returns of two Basket Components are less than zero. The Performance Level of each of the Basket Components with a Component Return that is greater than zero will equal the Auto-Cap and the Performance Level of each of the Basket Components with a Component Return that is less than zero will equal its Component Return. The Average Performance Level is -0.83%. However, in no event will the Coupon Rate determined on any Coupon Determination Date be less than the Minimum Coupon Rate. Therefore, even though the average Component Return is 9.05%, which is greater than the Average Performance Level, the Coupon Rate for the applicable Coupon Payment Date is 1.00%.

In the fifth example, on the applicable Coupon Determination Date, the Component Return of each Basket Component is greater than zero but less than the Auto-Cap. The Performance Level of each Basket Component will equal the Auto-Cap, resulting in an Average Performance Level of 8.00%. Therefore, even though the average Component Return is 2.09%, which is less than the Average Performance Level, the Coupon Rate for the applicable Coupon Payment Date is 8.00%.

These examples and the table below are for illustration only. The Coupon Rate on one or more Coupon Payment Dates may be limited to the Minimum Coupon Rate.

Variable Coupon Notes	TS-4

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

		Example 1			Example 2			Example 3
	Initial Com- ponent Value	Annual Com- ponent Value	Com- ponent Return	Perfor- mance Level	Annual Com- ponent Value	Com- ponent Return	Perfor- mance Level	Annual Com- ponent Value	Com- ponent Return	Perfor- mance Level
Gold Spot Price	1,598.00	1,406.24	-12.00%	-12.00%	1,582.02	-1.00%	-1.00%	1,869.66	17.00%	8.00%
Palladium Spot Price	627.00	595.65	-5.00%	-5.00%	877.80	40.00%	8.00%	846.45	35.00%	8.00%
Platinum Spot Price	1,419.00	1,177.77	-17.00%	-17.00%	1,397.72	-1.50%	-1.50%	1,589.28	12.00%	8.00%
Copper Spot Price	7,286.50	6,703.58	-8.00%	-8.00%	8,816.67	21.00%	8.00%	9,180.99	26.00%	8.00%
Crude Oil Futures Contract	93.88	92.00	-2.00%	-2.00%	92.00	-2.00%	-2.00%	107.96	15.00%	8.00%
RBOB Gasoline Futures Contract	248.91	207.84	-16.50%	-16.50%	293.71	18.00%	8.00%	293.71	18.00%	8.00%
Heating Oil Futures Contract	278.04	271.09	-2.50%	-2.50%	275.26	-1.00%	-1.00%	339.21	22.00%	8.00%
Natural Gas Futures Contract	3.096	2.663	-13.99%	-13.99%	3.591	15.99%	8.00%	3.437	11.01%	8.00%
Soybeans Futures Contract	1,137.00	972.14	-14.50%	-14.50%	1,102.89	-3.00%	-3.00%	1,512.21	33.00%	8.00%
Sugar Futures Contract	23.09	25.63	11.00%	8.00%	31.17	34.99%	8.00%	30.48	32.01%	8.00%
Wheat Futures Contract	599.75	449.81	-25.00%	-25.00%	569.76	-5.00%	-5.00%	743.69	24.00%	8.00%
Corn Futures Contract	601.00	522.87	-13.00%	-13.00%	721.20	20.00%	8.00%	685.14	14.00%	8.00%
Average Component Return			-9.87%			11.37%			21.59%

Average Performance Level				-10.12%			2.88%			8.00%

Coupon Rate				1.00%			2.88%			8.00%

		Example 4			Example 5
	Initial Com- ponent Value	Annual Com- ponent Value	Com- ponent Return	Perfor- mance Level	Annual Com- ponent Value	Com- ponent Return	Perfor- mance Level
Gold Spot Price	1,598.00	1,797.75	12.50%	8.00%	1,629.96	2.00%	8.00%
Palladium Spot Price	627.00	869.02	38.60%	8.00%	633.27	1.00%	8.00%
Platinum Spot Price	1,419.00	709.50	-50.00%	-50.00%	1,461.57	3.00%	8.00%
Copper Spot Price	7,286.50	8,525.21	17.00%	8.00%	7,577.96	4.00%	8.00%
Crude Oil Futures Contract	93.88	108.90	16.00%	8.00%	94.35	0.50%	8.00%
RBOB Gasoline Futures Contract	248.91	286.25	15.00%	8.00%	249.53	0.25%	8.00%
Heating Oil Futures Contract	278.04	330.87	19.00%	8.00%	282.21	1.50%	8.00%
Natural Gas Futures Contract	3.096	3.87	25.00%	8.00%	3.173	2.49%	8.00%
Soybeans Futures Contract	1,137.00	1,478.10	30.00%	8.00%	1,162.01	2.20%	8.00%
Sugar Futures Contract	23.09	13.85	-40.02%	-40.02%	23.39	1.30%	8.00%
Wheat Futures Contract	599.75	665.72	11.00%	8.00%	620.74	3.50%	8.00%
Corn Futures Contract	601.00	688.15	14.50%	8.00%	620.83	3.30%	8.00%
Average Component Return			9.05%			2.09%

Average Performance Level				-0.83%			8.00%

Coupon Rate				1.00%			8.00%

Variable Coupon Notes	TS-5

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement VCN-COMM-1 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	The Coupon Rate on one or more Coupon Payment Dates may be limited to the Minimum Coupon Rate.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	The Coupon Rate that will be applicable to each Coupon Payment Date will not exceed the Auto-Cap rate.

▪	Due to the Auto-Cap, a significantly negative Component Return of one or more Basket Components may not be offset by the positive Component Return of one or more other Basket Components.

▪	Your investment return, if any, may be less than a comparable investment directly in the Basket or the Basket Components.

▪	You must rely on your own evaluation of the merits of an investment linked to the Basket Components.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪

In seeking to provide you with what we believe to be competitive terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes described on page TS-9. The price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The Coupon Payments will not be affected by all developments relating to the Basket Components.

▪	Changes in the value of one or more of the Basket Components may be offset by changes in the value of one or more of the other Basket Components.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	The historical performance of the Basket Components should not be taken as an indication of the future performance of the Basket Components during the term of the notes.

▪	You will not have any rights with respect to any commodities or any related futures contracts represented by or included in the Basket Components.

▪

Trading in commodities and related futures contracts may be speculative and can be extremely volatile, and the value of a Basket Component may change unpredictably, affecting the value of the notes in unforeseen ways.

▪	The valuations of the commodities represented by or included in the Basket Components may not be consistent with other measures of value for those commodities.

▪	Suspensions or disruptions of market trading in the commodities or any related futures contracts represented by or included in the Basket Components may adversely affect the value of the notes.

▪	Changes in the exchange methodology or changes in law or regulation may adversely affect the values of the Basket Components and the value of the notes.

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪

We, MLPF&S, and our other affiliates have no affiliation with the London Bullion Market Association (the “LBMA”), the London Platinum and Palladium Market (the “LPPM”), the London Metal Exchange (the “LME”), or any exchange on which a Basket Component trades and are not responsible for their actions or public disclosure of information.

▪	Trading in the Basket Components and related futures and options by us and our affiliates may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

You should consider the tax consequences of investing in the notes. See “Material U.S. Federal Income Tax Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-30 of product supplement VCN-COMM-1.

Variable Coupon Notes	TS-6

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

Additional Risk Factors

The price movements in the Futures Contracts may not correlate with changes in the underlying commodities’ spot prices.

A commodity futures contract is an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. The price of a futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity. In the commodities’ markets, price movements in futures contracts may not correlate with changes in the underlying physical commodities’ spot prices. As a result, increases in the spot prices of the underlying commodities may not result in an increase in the prices of the Futures Contracts included in the Basket Components. The prices of those Futures Contracts may decrease while the spot prices of the underlying commodities remain stable or increase, or do not decrease to the same extent.

The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the commodities underlying the Basket Components.

The price movements in the Basket Components may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts on the same or similar underlying commodities that have more distant delivery dates than the spot prices or Futures Contracts included in the Basket Components. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the Basket Components, or may decrease to a greater extent, which may adversely affect the value of the notes.

The Basket Components include only a selection of commodities from the metals, energy, and agriculture sectors, and do not represent a broad investment in any of those sectors.

While the notes provide exposure to three sectors of commodities: metals, energy, and agriculture, the Basket Components include only a selection of commodities from each sector. An investment in the notes may therefore carry risks similar to a concentrated investment in the selected commodities for the applicable sector, and will be less diversified than securities linked to a broad range of commodities in that sector. The values of other commodities in those sectors may increase while the values of the Basket Components may not increase as much or may even decrease. Of the Basket Components, four are metals-oriented, four are energy-oriented, and four are agriculture-oriented. Accordingly, a decline in the values of these selected commodities may adversely affect the value of the notes.

The values of the Basket Components are subject to volatile price movements and are affected by numerous factors, and changes in those values may affect the value of the notes in unforeseeable ways.

The values of the Basket Components may fluctuate rapidly based on numerous factors, including supply and demand, levels of production and production costs, government policies and actions (particularly in important producing countries), weather, labor or political unrest, fiscal, monetary, and exchange control programs, and global and regional economic, financial, political, regulatory, judicial, or other events.

With respect to the Metals Components, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold are generally quoted), interest rates and gold borrowing and lending rates may adversely affect the prices of gold. Gold prices may also be affected by lending, sales, and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Demand for palladium and platinum from the automotive industry, which uses these metals in catalytic converters, accounts for more than 50% of the industrial use of palladium and approximately 80% of the industrial use of platinum. Palladium is also used in the electronics, dental, and jewelry industries. The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum. Accordingly, reduced demand in these and other industries in which palladium or platinum is used may lead to lower values of those metals. Demand for copper is significantly influenced by the level of global industrial economic activity. In recent years, demand has been supported by strong consumption from newly industrializing countries, which continue to be in a copper-intensive period of economic growth as they develop their infrastructure, such as China, which is the world’s largest consumer of copper. Any slowdown in economic growth in these countries will likely result in a decrease in demand for industrial base products, including copper, and may cause a decrease in copper prices.

With respect to the Energy Components, technological advances or the discovery of new oil or natural gas reserves could lead to increases in worldwide production of those commodities and corresponding decreases in the prices of the Energy Components. Further development and commercial exploitation of alternative energy sources, including solar, wind, or geothermal energy, could reduce the demand for crude oil, gasoline, heating oil, and natural gas products and result in lower prices for those commodities. In addition, the prices of oil and gasoline commodities are affected by direct government intervention such as embargos and supply disruptions in major producing or consuming regions. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the values of crude oil, gasoline, and heating oil. Market expectations about these events and speculative activity also may cause those prices to fluctuate unpredictably.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers. These producers have, in certain recent periods, implemented curtailments of output and trade. These efforts at supply curtailment, or the cessation of supply, could affect the values of crude oil, gasoline, and heating oil.

With respect to the Agriculture Components, changes in floods, drought and freezing conditions, changes in world diets, the development of alternative energy sources, and planting decisions may adversely affect the market prices for those commodities. In addition, technological advances could lead to increase in worldwide production of agricultural commodities and corresponding decreases in the prices of those commodities.

In the event of any of these developments, the prices of the applicable Basket Components and the value of the notes could decline. It is not possible to predict the aggregate effect of all or any combination of these factors.

Variable Coupon Notes	TS-7

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

There are risks associated with investing in the commodities represented by the Metal Components, and changes to the methodology used to calculate the spot prices of the Metal Components may affect the value of the notes.

The spot prices of the Precious Metal Components are derived from principals’ markets which operate as over-the-counter (“OTC”) physical commodity markets. The Copper Spot Price will be determined by reference to the cash seller and settlement price published by the LME, which is a principals’ market which operates in a manner similar to the OTC physical commodity markets. Certain features of U.S. futures markets are not present in the context of trading on the principals’ markets for the Metal Components. For example, there are no daily price limits, which would otherwise restrict the extent of daily fluctuations in the prices of the commodities in such markets. In a declining market, therefore, it is possible that prices of the Metal Components would continue to decline without limitation within a trading day or over a period of trading days.

Members of these principal markets determine the prices for the Metal Components, and any of these entities may adjust the determination of the applicable Metal Component prices in a way that adversely affects the value of the notes. In setting the prices of the Metal Components, none of the members of these principals markets has any obligation to consider your interests. These members may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect those prices. Any change of this kind could cause a decrease in the applicable Metal Component price, which would adversely affect the value of the notes.

Other Terms of the Notes

A “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on (i) with respect to Gold Spot Price, the LBMA, (ii) with respect to the Palladium Spot Price and the Platinum Spot Price, the LPPM, (iii) with respect to the Copper Spot Price, the LME, (iv) with respect to the Energy Components, the New York Mercantile Exchange, Inc. (“NYMEX”), (v) with respect to the Soybeans Futures Contract, the Wheat Futures Contract, and the Corn Futures Contract, the Board of Trade of the City of Chicago, Inc. (“CBOT”), and (vi) with respect to the Sugar Futures Contract, ICE Futures U.S., or in any case, any successor exchange or market.

Variable Coupon Notes	TS-8

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Annual Component Value of each of the Basket Components will be greater than the Initial Component Value on each of the Coupon Determination Dates.

▪	You accept that the Coupon Rate applicable to each annual interest period is uncertain and may not be more than the Minimum Coupon Rate.

▪	You accept that the Coupon Rate for each Coupon Payment Date will not exceed the Auto-Cap rate.

▪	You seek exposure to the Basket Components with no expectation of the benefits of owning any of the commodities comprising the Basket Components or related futures contracts.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the Annual Component Value of each of the Basket Components will be less than the Initial Component Value on each of the Coupon Determination Dates.

▪	You seek an investment that provides annual interest payments with a guaranteed rate or a floating rate that is not limited to the Auto-Cap.

▪	You seek an investment that provides you with the benefits of owning the commodities comprising the Basket Components or related futures contracts.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors” beginning on page S-8 and “Use of Proceeds” on page S-19 in product supplement VCN-COMM-1.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these transactions; however it is not obligated to engage in any such transactions.

Variable Coupon Notes	TS-9

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

The Basket Components

This term sheet relates only to the notes and does not relate to the Basket Components. We are not offering or selling any of the commodities or futures contracts comprising the Basket Components. None of us, MLPF&S or any of our other affiliates makes any representation to you as to the future performance of any of the Basket Components.

An investment in the notes does not entitle you to any ownership interest, either directly or indirectly, in any of the Basket Components.

The notes are not sponsored, endorsed, sold, or promoted by the LBMA, LPPM, the LME, or any exchange on which a Basket Component trades. These originations and exchanges, take no responsibility for the accuracy and/or the completeness of information provided in this term sheet, product supplement VCN-COMM-1, or the accompanying MTN prospectus supplement and prospectus. In addition, these originations and exchanges are not responsible for and have not participated in the determination of the timing of the sale of the note, the prices at which the note are to initially be sold, or the quantities of the notes to be issued, or in the determination or calculation of any Coupon Payment. These originations and exchanges have no obligations in connection with the administration, marketing, or trading of the notes.

We obtained the historical prices of the Basket Components shown below from the Bloomberg Financial® service, without independent verification. The historical value of any Basket Component should not be taken as an indication of its future performance, and we cannot assure you that its Annual Component Value determined on any Coupon Determination Date will not decrease from its Initial Component Value.

You should make your own investigation into the Basket Components.

The Gold Spot Price

The London Gold Market Fixing Ltd P.M. fixing price (the “Gold Spot Price”) is a benchmark price used in the markets where gold is sold for U.S. dollars and delivered immediately. The Gold Spot Price is an internationally published benchmark of the spot price of gold in U.S. dollars as determined at 3:00 p.m. London time. The Gold Spot Price is determined by five market-making members of the LBMA. The five current members meet by telephone each London business day at 3:00 p.m. London time to determine the Gold Spot Price. Currently, the five members are the Bank of Nova Scotia–ScotiaMocatta, Barclays Bank Plc, Deutsche Bank AG, HSBC Bank USA, N.A., and Société Générale. The Gold Spot Price is published by Bloomberg, L.P. (“Bloomberg”) under the symbol GOLDLNPM <Index>.

The Component Value for the Gold Spot Price on any trading day will be The London Gold Market Fixing Ltd P.M. fixing price, expressed in U.S. dollars per troy ounce, as determined by The London Gold Market Fixing Ltd.

The London bullion market is an OTC market, as opposed to an exchange-traded environment. Members of the London bullion market typically trade with each other and with their clients on a principal-to-principal basis. All risks, including those of credit, are between the two parties to a transaction.

The following graph sets forth the monthly historical performance of the Gold Spot Price in the period from January 2006 through November 2011. This historical data on the Gold Spot Price is not necessarily indicative of the future performance of the Gold Spot Price or what the value of the notes may be. Any historical upward or downward trend in the Gold Spot Price during any period set forth below is not an indication that the Gold Spot Price is more or less likely to increase or decrease at any time over the term of the notes. On December 19, 2011, the Gold Spot Price was $1,598.00 per troy ounce.

Variable Coupon Notes	TS-10

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

The Palladium Spot Price

The London Platinum & Palladium Market Palladium P.M. fixing price (the “Palladium Spot Price”) is a benchmark price used in the markets where palladium is sold. The Palladium Spot Price is the official afternoon palladium U.S. dollar fixing per troy ounce gross of palladium determined by four market-making members of the LPPM. The four current members meet by telephone each London business day at 2:00 p.m. London time to determine the Palladium Spot Price. Currently, the four members are Engelhard Metals Limited, Goldman Sachs International, HSBC Bank USA N.A., London branch, and Standard Bank PLC. The Palladium Spot Price is published by Bloomberg under the symbol PLDMLNPM <Index>.

The Component Value for the Palladium Spot Price on any trading day will be The London Platinum & Palladium Market Palladium P.M. fixing price, expressed as U.S. dollars per troy ounce gross, as determined by The London Platinum & Palladium Market.

The LPPM is an OTC market, as opposed to an exchange-traded environment. Members of the LPPM typically trade with each other and with their clients on a principal-to-principal basis. All risks, including those of credit, are between the two parties to a transaction.

The following graph sets forth the monthly historical performance of the Palladium Spot Price in the period from January 2006 through November 2011. This historical data on the Palladium Spot Price is not necessarily indicative of the future performance of the Palladium Spot Price or what the value of the notes may be. Any historical upward or downward trend in the Palladium Spot Price during any period set forth below is not an indication that the Palladium Spot Price is more or less likely to increase or decrease at any time over the term of the notes. On December 19, 2011, the Palladium Spot Price was $627.00 per troy ounce.

Variable Coupon Notes	TS-11

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

The Platinum Spot Price

The London Platinum & Palladium Market Platinum P.M. fixing price (the “Platinum Spot Price”) is a benchmark price used in the markets where platinum is sold. The Platinum Spot Price is the official afternoon platinum U.S. dollar fixing per troy ounce gross of platinum determined by four market-making members of the LPPM. The four current members meet by telephone each London business day at 2:00 p.m. London time to determine the Platinum Spot Price. Currently, the four members are Engelhard Metals Limited, Goldman Sachs International, HSBC Bank USA N.A., London branch, and Standard Bank PLC. The Platinum Spot Price is published by Bloomberg under the symbol PLTMLNPM <Index>.

The Component Value for the Platinum Spot Price on any trading day will be The London Platinum & Palladium Market Platinum P.M. fixing price, expressed as U.S. dollars per troy ounce gross, as determined by The London Platinum & Palladium Market.

The following graph sets forth the monthly historical performance of the Platinum Spot Price in the period from January 2006 through November 2011. This historical data on the Platinum Spot Price is not necessarily indicative of the future performance of the Platinum Spot Price or what the value of the notes may be. Any historical upward or downward trend in the Platinum Spot Price during any period set forth below is not an indication that the Platinum Spot Price is more or less likely to increase or decrease at any time over the term of the notes. On December 19, 2011, the Platinum Spot Price was $1,419.00 per troy ounce.

Variable Coupon Notes	TS-12

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

The Copper Spot Price

The “Copper Spot Price” is the second ring official reference price for copper Grade A on the LME as determined at approximately 12:35 p.m. London time. The Copper Spot Price is a benchmark price for copper used in the markets where copper is sold by a cash seller and settled in U.S. dollars. Copper Grade A is the LME’s second largest traded contract. The copper Grade A futures contract began trading on the LME in June 1986. The Copper Spot Price is published by Bloomberg under the symbol LOCADY <Cmdty>.

The Component Value for the Copper Spot Price on any trading day will be the cash seller and settlement price for copper Grade A on the LME, expressed in U.S. dollars per metric ton, as determined by the LME.

The LME is an exchange-traded market based in London. Members of the LME typically trade with each other and with their clients on a principal-to-principal basis. The LME is not a cash cleared market, and trading is cleared and guaranteed by a system run by the London Clearing House, which acts as a central counterparty to trades executed between clearing members.

The following graph sets forth the monthly historical performance of the Copper Spot Price in the period from January 2006 through November 2011. This historical data on the Copper Spot Price is not necessarily indicative of the future performance of the Copper Spot Price or what the value of the notes may be. Any historical upward or downward trend in the Copper Spot Price during any period set forth below is not an indication that the Copper Spot Price is more or less likely to increase or decrease at any time over the term of the notes. On December 19, 2011, the Copper Spot Price was $7,286.50 per metric ton.

Variable Coupon Notes	TS-13

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

The Crude Oil Futures Contract

The “Crude Oil Futures Contract” is the front-month light sweet crude oil (WTI) futures contract traded on NYMEX. The Crude Oil Futures Contract trades in units of 1,000 barrels and requires physical delivery of the commodity at Cushing, Oklahoma, which is also accessible to the international spot markets via pipelines. The contract provides for delivery of several grades of domestic and internationally traded foreign crude oil. The Crude Oil Futures Contract is published by Bloomberg under the symbol CL1 <Cmdty>.

The following summarizes selected specifications relating to the Crude Oil Futures Contract:

▪	Price Quotation: U.S. dollars and cents per barrel.

▪	Minimum Daily Price Fluctuation: $0.01 per barrel.

▪	Maximum Daily Price Fluctuation: NYMEX rules provide for daily price fluctuation limits for the Crude Oil Futures Contract of $10.00 per barrel above or below the previous day’s settlement price.

The Component Value for the Crude Oil Futures Contract on any trading day will be the official settlement price of the front-month light sweet crude oil (WTI) futures contract on the NYMEX, expressed in U.S. dollars per barrel, as determined by NYMEX.

NYMEX is a physical commodity futures exchange, and member exchange of the CME Group Inc. (the “CME Group”). NYMEX began commodities trading in 1872, organized as the Butter and Cheese Exchange of New York. NYMEX opened trading in the Crude Oil Futures Contract in 1983.

The following graph sets forth the monthly historical performance of the settlement price of the Crude Oil Futures Contract in the period from January 2006 through November 2011. This historical data on the settlement price of the Crude Oil Futures Contract is not necessarily indicative of the future performance of the settlement price of the Crude Oil Futures Contract or what the value of the notes may be. Any historical upward or downward trend in the settlement price of the Crude Oil Futures Contract during any period set forth below is not an indication that the settlement price of the Crude Oil Futures Contract is more or less likely to increase or decrease at any time over the term of the notes. On December 19, 2011, the settlement price of the Crude Oil Futures Contract was $93.88 per barrel.

Variable Coupon Notes	TS-14

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

The RBOB Gasoline Futures Contract

The “RBOB Gasoline Futures Contract” is the front-month New York Harbor RBOB gasoline futures contract traded on NYMEX. New York Harbor Reformulated Regular Gasoline Blendstock (RBOB) gasoline conforms to industry standards for reformulated regular gasoline blendstock for blending with 10% denatured fuel ethanol (92% purity) as listed by the Colonial Pipeline for fungible F grade for sales in New York and New Jersey. RBOB is a wholesale non-oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack. The contract is based on the largest single volume refined product sold in the U.S., gasoline, which accounts for almost half of the national oil consumption. The RBOB Gasoline Futures Contract trades in units of 42,000 gallons and requires physical delivery of the commodity at petroleum products terminals in New York Harbor. The RBOB Gasoline Futures Contract is published by Bloomberg under the symbol XB1 <Cmdty>.

The following summarizes selected specifications relating to the RBOB Gasoline Futures Contract:

▪	Price Quotation: U.S. dollars and cents per gallon.

▪	Minimum Daily Price Fluctuation: $0.0001 per gallon.

▪	Maximum Daily Price Fluctuation: NYMEX rules provide for daily price fluctuation limits for the RBOB Gasoline Futures Contract of $0.25 per gallon above or below the previous day’s settlement price.

The Component Value for the RBOB Gasoline Futures Contract on any trading day will be the official settlement price of the front-month New York Harbor RBOB gasoline futures contract on NYMEX, expressed in U.S. dollars per gallon, as determined by NYMEX.

The following graph sets forth the monthly historical performance of the settlement price of the RBOB Gasoline Futures Contract in the period from January 2006 through November 2011. This historical data on the settlement price of the RBOB Gasoline Futures Contract or the unleaded gasoline futures contract is not necessarily indicative of the future performance of the settlement price of the RBOB Gasoline Futures Contract or what the value of the notes may be. Any historical upward or downward trend in the settlement price of the RBOB Gasoline Futures Contract or the unleaded gasoline futures contract during any period set forth below is not an indication that the settlement price of the RBOB Gasoline Futures Contract is more or less likely to increase or decrease at any time over the term of the notes. On December 19, 2011, the settlement price of the RBOB Gasoline Futures Contract was 248.91 cents per gallon.

Variable Coupon Notes	TS-15

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

The Heating Oil Futures Contract

The “Heating Oil Futures Contract” is the front-month New York Harbor No. 2 heating oil futures contract traded on NYMEX. The contract is based on what is also known as No. 2 fuel oil, which accounts for about 25% of the yield of a barrel of crude oil, the second largest “cut” after gasoline. The Heating Oil Futures Contract trades in units of 42,000 gallons and requires physical delivery of the commodity in New York Harbor. The Heating Oil Futures Contract is published by Bloomberg under the symbol HO1 <Cmdty>.

The following summarizes selected specifications relating to the Heating Oil Futures Contract:

▪	Price Quotation: U.S. dollars and cents per gallon.

▪	Minimum Daily Price Fluctuation: $0.0001 per gallon.

▪	Maximum Daily Price Fluctuation: NYMEX rules provide for daily price fluctuation limits for the Heating Oil Futures Contract of $0.25 per gallon above or below the previous day’s settlement price.

The Component Value of the Heating Oil Futures Contract on any trading day will be the official settlement price of the front-month New York Harbor No. 2 heating oil futures contract on NYMEX, expressed in U.S. dollars per gallon, as determined by NYMEX.

The following graph sets forth the monthly historical performance of the settlement price of the Heating Oil Futures Contract in the period from January 2006 through November 2011. This historical data on the settlement price of the Heating Oil Futures Contract is not necessarily indicative of the future performance of the settlement price of the Heating Oil Futures Contract or what the value of the notes may be. Any historical upward or downward trend in the settlement price of the Heating Oil Futures Contract during any period set forth below is not an indication that the settlement price of the Heating Oil Futures Contract is more or less likely to increase or decrease at any time over the term of the notes. On December 19, 2011, the settlement price of the Heating Oil Futures Contract was 278.04 cents per gallon.

Variable Coupon Notes	TS-16

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

The Natural Gas Futures Contract

The “Natural Gas Futures Contract” is the front-month Henry Hub natural gas futures contract traded on NYMEX. The contract is widely used as a national benchmark price for natural gas, which accounts for almost a quarter of U.S. energy, and is the second highest volume futures contract in the world based on a physical commodity. The Natural Gas Futures Contract trades in units of 10,000 mmBtu and requires physical delivery of the commodity at the Henry Hub in Louisiana, a nexus of 16 intra- and interstate natural gas pipeline systems that draws supplies from the region’s gas deposits. The Natural Gas Futures Contract is published by Bloomberg under the symbol NG1 <Cmdty>.

The following summarizes selected specifications relating to the Natural Gas Futures Contract:

▪	Price Quotation: U.S. dollars and cents per mmBtu.

▪	Minimum Daily Price Fluctuation: $0.001 (0.1¢) per mmBtu.

▪	Maximum Daily Price Fluctuation: NYMEX rules provide for daily price fluctuation limits for the Natural Gas Futures Contract of $3.00 per mmBtu above or below the previous day’s settlement price.

The Component Value of the Natural Gas Futures Contract on any trading day will be the official settlement price of the front-month Henry Hub natural gas futures contract on NYMEX, expressed in U.S. dollars per mmBtu, as determined by NYMEX.

The following graph sets forth the monthly historical performance of the settlement price of the Natural Gas Futures Contract in the period from January 2006 through November 2011. This historical data on the settlement price of the Natural Gas Futures Contract is not necessarily indicative of the future performance of the settlement price of the Natural Gas Futures Contract or what the value of the notes may be. Any historical upward or downward trend in the settlement price of the Natural Gas Futures Contract during any period set forth below is not an indication that the settlement price of the Natural Gas Futures Contract is more or less likely to increase or decrease at any time over the term of the notes. On December 19, 2011, the settlement price of the Natural Gas Futures Contract was $3.096 per mmBtu.

Variable Coupon Notes	TS-17

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

The Soybeans Futures Contract

The “Soybeans Futures Contract” is the front-month soybeans futures contract traded on CBOT. The Soybeans Futures Contract trades in units of 5,000 bushels of No. 2 yellow soybeans at par, No. 1 yellow soybeans at 6 cents per bushel over contract price, or No. 3 yellow soybeans at 6 cents per bushel under contract price provided that all factors equal U.S. No. 2 or better except for foreign material. Every delivery of soybeans may be made up of the authorized grades for shipment from eligible regular facilities provided that no lot delivered may contain less than 5,000 bushels of any one grade from any one shipping station. The Soybeans Futures Contract is published by Bloomberg under the symbol S 1 <Cmdty>.

If the pricing date or a Coupon Determination Date falls within the delivery notice period , which is the period in which a buyer of the contract can be called upon to accept delivery of the commodity underlying the contract, or on the last trading day of the front month futures contract for soybeans, the second nearby month futures contract for soybeans will be used to determine the price. The second nearby month futures contract for soybeans is published by Bloomberg under the symbol S 2 <Cmdty>. The following summarizes selected specifications relating to the Soybeans Futures Contract:

▪	Price Quotation: cents per bushel.

▪	Minimum Daily Price Fluctuation (Tick Size): 1/4 of one cent per bushel.

▪

Maximum Daily Price Fluctuation: CBOT rules provide for daily price fluctuation limits for the Soybeans Futures Contract of $0.70 per bushel above or below the previous day’s settlement price, expandable to $1.05 per bushel and then to $1.60 per bushel.

The Component Value of the Soybeans Futures Contract on any trading day will be the official settlement price of the front-month soybeans futures contract on CBOT, expressed in cents per bushel, as determined by CBOT.

CBOT is the world’s oldest futures and options exchange, and a member exchange of the CME Group. The CBOT originally traded only agricultural commodities. It now offers futures contracts and options on futures based on a wide range of products.

The following graph sets forth the monthly historical performance of the settlement price of the Soybeans Futures Contract in the period from January 2006 through November 2011. This historical data on the settlement price of the Soybeans Futures Contract is not necessarily indicative of the future performance of the settlement price of the Soybeans Futures Contract or what the value of the notes may be. Any historical upward or downward trend in the settlement price of the Soybeans Futures Contract during any period set forth below is not an indication that the settlement price of the Soybeans Futures Contract is more or less likely to increase or decrease at any time over the term of the notes. On December 19, 2011, the settlement price of the Soybeans Futures Contract was 1,137.00 cents per bushel.

Variable Coupon Notes	TS-18

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

The Sugar Futures Contract

The “Sugar Futures Contract” is the front-month sugar No. 11 futures contract traded on ICE Futures U.S. The sugar No. 11 futures contract is the world benchmark contract for raw sugar trading. The contract prices the physical delivery of raw cane sugar, free-on-board the receiver’s vessel to a port within the country of origin of the sugar. The Sugar Futures Contract trades in units of 112,000 pounds and requires delivery of the commodity free-on-board the receiver’s vessel to a port in the country of origin of the sugar or in the case of landlocked countries, at a berth or anchorage in the customary port of export. The Sugar Futures Contract is published by Bloomberg under the symbol SB1 <Cmdty>.

The following summarizes selected specifications relating to the Sugar Futures Contract:

▪	Price Quotation: cents and hundredths of a cent per pound to two decimal places.

▪	Minimum Daily Price Fluctuation: 1/100 cent per pound.

▪	Maximum Daily Price Fluctuation: None.

The Component Value of the Sugar Futures Contract on any trading day will be the official settlement price of the front-month sugar No. 11 futures contract on ICE Futures U.S., expressed in cents per pound, as determined by ICE Futures U.S.

ICE Futures U.S. is one of the regulated futures and options exchanges operated by IntercontinentalExchange, Inc. and is based in New York. IntercontinentalExchange Inc. acquired the Board of Trade of the City of New York, Inc. (the “NYBOT”), now known as ICE Futures U.S., in January 2007. Sugar futures have traded in New York since 1914, beginning with the predecessors of ICE Futures U.S.: the Coffee, Sugar and Cocoa Exchange and the NYBOT.

The following graph sets forth the monthly historical performance of the settlement price of the Sugar Futures Contract in the period from January 2006 through November 2011. This historical data on the settlement price of the Sugar Futures Contract is not necessarily indicative of the future performance of the settlement price of the Sugar Futures Contract or what the value of the notes may be. Any historical upward or downward trend in the settlement price of the Sugar Futures Contract during any period set forth below is not an indication that the settlement price of the Sugar Futures Contract is more or less likely to increase or decrease at any time over the term of the notes. On December 19, 2011, the settlement price of the Sugar Futures Contract was 23.09 cents per pound.

Variable Coupon Notes	TS-19

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

The Wheat Futures Contract

The “Wheat Futures Contract” is the front-month wheat futures contract traded on CBOT. The Wheat Futures Contract trades in units of 5,000 bushels of No. 2 Soft Red Winter, No. 2 Hard Red Winter, No. 2 Dark Northern Spring, and No. 2 Northern Spring at par; and No. 1 Soft Red Winter, No. 1 Hard Red Winter, No. 1 Dark Northern Spring and No. 1 Northern Spring at 3 cents per bushel over contract price. Every delivery of wheat may be made up of the authorized grades for shipment from eligible regular facilities provided that no lot delivered may contain less than 5,000 bushels of any one grade in any one facility. The Wheat Futures Contract is published by Bloomberg under the symbol W 1 <Cmdty>.

If the pricing date or a Coupon Determination Date falls within the delivery notice period or on the last trading day of the front month futures contract for wheat, the second nearby month futures contract for wheat will be used to determine the price. The second nearby month futures contract for wheat is published by Bloomberg under the symbol W 2 <Cmdty>. The following summarizes selected specifications relating to the Wheat Futures Contract:

▪	Price Quotation: cents per bushel.

▪	Minimum Daily Price Fluctuation (Tick Size): 1/4 of one cent per bushel.

▪

Maximum Daily Price Fluctuation: CBOT rules provide for daily price fluctuation limits for the Wheat Futures Contract of $0.60 per bushel above or below the previous day’s settlement price, expandable to $0.90 per bushel and then to $1.35 per bushel.

The Component Value of the Wheat Futures Contract on any trading day will be the official settlement price of the front-month wheat futures contract on CBOT, expressed in cents per bushel, as determined by CBOT.

The following graph sets forth the monthly historical performance of the settlement price of the Wheat Futures Contract in the period from January 2006 through November 2011. This historical data on the settlement price of the Wheat Futures Contract is not necessarily indicative of the future performance of the settlement price of the Wheat Futures Contract or what the value of the notes may be. Any historical upward or downward trend in the settlement price of the Wheat Futures Contract during any period set forth below is not an indication that the settlement price of the Wheat Futures Contract is more or less likely to increase or decrease at any time over the term of the notes. On December 19, 2011, the settlement price of the Wheat Futures Contract was 599.75 cents per bushel.

Variable Coupon Notes	TS-20

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

The Corn Futures Contract

The “Corn Futures Contract” is the front-month corn futures contract traded on CBOT. The Corn Futures Contract trades in units of 5,000 bushels of No. 2 yellow corn at par, No. 1 yellow corn at 1 1/2 cents per bushel over contract price, or No. 3 yellow corn at 1 1/2 cents per bushel under contract price. Every delivery of corn may be made up of the authorized grades for shipment from eligible regular facilities provided that no lot delivered may contain less than 5,000 bushels of any one grade from any one shipping station. The Corn Futures Contract is published by Bloomberg under the symbol C 1 <Cmdty>.

If the pricing date or a Coupon Determination Date falls within the delivery notice period or on the last trading day of the front month futures contract for corn, the second nearby month futures contract for corn will be used to determine the price. The second nearby month futures contract for corn is published by Bloomberg under the symbol C 2 <Cmdty>. The following summarizes selected specifications relating to the Corn Futures Contract::

▪	Price Quotation: cents per bushel.

▪	Minimum Daily Price Fluctuation (Tick Size): 1/4 of one cent per bushel.

▪

Maximum Daily Price Fluctuation: CBOT rules provide for daily price fluctuation limits for the Corn Futures Contract of $0.30 per bushel above or below the previous day’s settlement price, expandable to $0.45 per bushel and then to $0.70 per bushel.

The Component Value of the Corn Futures Contract on any trading day will be the official settlement price of the front-month corn futures contract on CBOT, expressed in cents per bushel, as determined by CBOT.

The following graph sets forth the monthly historical performance of the settlement price of the Corn Futures Contract in the period from January 2006 through November 2011. This historical data on the settlement price of the Corn Futures Contract is not necessarily indicative of the future performance of the settlement price of the Corn Futures Contract or what the value of the notes may be. Any historical upward or downward trend in the settlement price of the Corn Futures Contract during any period set forth below is not an indication that the settlement price of the Corn Futures Contract is more or less likely to increase or decrease at any time over the term of the notes. On December 19, 2011, the settlement price of the Corn Futures Contract was 601.00 cents per bushel.

None of ICE Futures Europe, NYMEX, CBOT, or ICE Futures U.S. is under any obligation to continue to trade, and may discontinue trading of, any Futures Contract. The consequences of the discontinuation of trading in, or the modification of, a Futures Contract is described in the sections “Description of the Notes — Adjustments to a Basket Component” and “ — Discontinuance of a Basket Component” beginning on page S-28 of product supplement VCN-COMM-1.

Variable Coupon Notes	TS-21

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

Material U.S. Federal Income Tax Considerations

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product supplement VCN-COMM-1, is a summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-31 of the accompanying product supplement VCN-COMM-1, which you should carefully review prior to investing in the notes. For purposes of that discussion, we intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes, and the balance of this discussion assumes that this characterization is proper and will be respected. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement VCN-COMM-1.

Under this characterization, interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Upon the sale or exchange of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale or exchange (except to the extent attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder. Gain or loss realized on the sale or exchange of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-31 of the accompanying product supplement VCN-COMM-1.

Variable Coupon Notes	TS-22

Variable Coupon Notes Linked to a Basket of 12 Commodities, due February , 2015

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement VCN-COMM-1 dated June 24, 2011:

http://www.sec.gov/Archives/edgar/data/70858/000119312511173414/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Market Downside Protection Market-Linked Investment or guarantee any performance.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

Variable Coupon Notes	TS-23